Exhibit 5.3

Avocats à la Cour 33 avenue J.F. Kennedy L-1855 Luxembourg PO Box 5017 L-1050 Luxembourg Tel +352 4444 55 1 Fax +352 4444 55 556 henri.wagner@allenovery.com frank.mausen@allenovery.com

Novartis AG

Lichtstrasse 35

CH-4056 Basel

Switzerland

Novartis Capital Corporation

608 Fifth Avenue

New York, New York 10020

United States of America

Novartis Securities Investment Ltd.

131 Front Street

Hamilton, HM12

Bermuda

Novartis Finance S.A.

20, rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg

Luxembourg, 26 September 2008

Our ref: 66057-00022 LU:2152984.2

Novartis Finance S.A. – Registration Statement on Form F-3

Dear Sirs,

1.             We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Novartis Finance S.A. (the Company), a public limited liability company (société anonyme), incorporated under the laws of Luxembourg, having its registered office at 20, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg trade and companies register under number B. 141.096 in connection with the registration by, amongst others, the Company of the offering, from time to time, of debt securities issued by the Company (the Debt Securities) pursuant to a registration statement on Form F-3 (the Registration Statement) under the U.S. Securities Act of 1933, as amended (the Securities Act).

2.             We have examined:

2.1           an e-mailed copy of the Registration Statement;

2.2           an e-mailed form of indenture to be entered into among the Company, Novartis Capital Corporation, Novartis Securities Investment Ltd., the Guarantor and HSBC Bank USA, National Association (the Trustee), as set forth in Exhibit 4.1 of the Registration Statement (the Indenture);

2.3           an e-mailed copy of the form of Guaranteed Debt Securities as set forth in Exhibit 4.2 of the Registration Statement;

2.4           an e-mailed scanned copy of the articles of incorporation of the Company in a version dated 25 July 2008 (the Articles);

2.5           an e-mailed scanned signed copy of the written resolutions of the members of the board of directors of the Company dated 26 August 2008 (the Resolutions); and

2.6           a certificate issued by the 2nd section of the District court of Luxembourg, entrusted with commercial matters (greffe de la 2ème section du Tribunal d’Arrondissement de et à Luxembourg, chargée des affaires commerciales), dated 26 September 2008, certifying that the Company has, at that date, not been adjudicated bankrupt, nor has it filed for reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de faillite).

Any reference to the Indenture in this legal opinion is a reference to the form of Indenture as set forth in Exhibit 4.1 of the Registration Statement (as received by us via e-mail on 26 September 2008), and includes, for the purposes of paragraph 3. and 5. below, any documents in connection therewith. Any reference to the Debt Securities in this legal opinion is a reference to the form of Debt Securities (as received by us via e-mail on 26 September 2008) as set forth in Exhibit 4.2 of the Registration Statement and to the issue of Debt Securities which will be duly, validly and lawfully resolved upon by the Company in accordance with the Articles and the Indenture.

Except as stated above, we have not, for the purposes of this legal opinion, examined any contracts, agreements, deeds, instruments or other documents relating to the Indenture or the Debt Securities or entered into by or affecting any party (including the Company) to any such contracts, agreements, deeds, instruments or documents, or any corporate records of any such party, and have not made any other enquiries concerning any such party. In particular, but without limitation, we have not investigated whether any such party will, by reason of the transactions contemplated by the Indenture or the Debt Securities, be in breach of any of its obligations under any such contracts, agreements, deeds, instruments or documents.

Terms used but not defined herein shall have the meaning assigned to such terms in the Registration Statement and the Indenture.

3.             We have assumed:

3.1           the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the persons purported to have signed have in fact signed and had the general legal capacity to sign;

3.2           that all factual matters and statements relied upon or assumed herein are true and complete;

3.3           that all authorisations, approvals and consents of any country (other than Luxembourg) which may be required in connection with the execution of the Indenture and the issue of the Debt Securities have been or will be obtained, that each of the parties to the Indenture (other than the Company) has the capacity, power, authority and right to enter into the Indenture to which it is a party and to perform its obligations thereunder and that all internal authorisation procedures by each party (other than the Company) for the execution by it of the Indenture to which it is a party, have been duly fulfilled;

3.4           that the Debt Securities will not be subject to an offer of securities to the public in Luxembourg, that no measures or actions have been or will be taken that would constitute, or would be deemed to constitute, an offer of securities to the public in Luxembourg that would require the publication of a prospectus and that the Debt Securities will not be admitted to trading on the Luxembourg stock exchange’s regulated market or the Luxembourg stock exchange’s alternative market, the Euro MTF, and will not be listed on the official list of the Luxembourg stock exchange, in the sense of the Luxembourg act dated 10 July 2005 on prospectuses for securities (the Prospectus Act 2005), which has implemented Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (the Prospectus Directive) into Luxembourg law;

3.5           that the principal place of business (principal établissement), the seat of the central administration (siège de l’administration centrale) and (for the purposes of the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the EU Insolvency Regulation)) the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg;

3.6           that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.7           that the entry by the Company into the Indenture and the issue by the Company of the Debt Securities will be for the corporate benefit of the Company;

3.8           that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.9           that all approvals required in connection with the Registration Statement have been or will be (as the case may be) obtained from the U.S. Securities and Exchange Commission or, where relevant, any other competent authority;

3.10         that the Indenture will be signed on behalf of the Company by any director A jointly with any director B of the board of directors of the Company, who at the time of signing thereof will both be in office, or in accordance with the Resolutions and that the Debt Securities, which will be issued in registered form (obligations nominatives), will be signed on behalf of the Company in accordance with the Articles;

3.11         that the Commission de surveillance du secteur financier of Luxembourg considers that the Company is not a regulated entity which is subject to the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended (the Banking Act 1993), that the Company does not, and is not deemed to, exercise an activity in the financial sector on a professional basis (as referred to in the Banking Act 1993) and that the Company does not, and is not deemed to, issue debt securities to the public in Luxembourg on a regular and/or professional basis;

3.12         that the Indenture and the Debt Securities will be legal, valid, binding and enforceable under the laws of the State of New York and that the choice of the laws of the State of New York is valid (as a matter of the laws of the State of New York) as the choice of the governing law for the Indenture and the Debt Securities;

3.13         that all the parties to the Indenture (other than the Company) are companies duly organised, incorporated and validly existing in accordance with the laws of the jurisdiction of their respective incorporation and/or the place of effective management, that in respect of all the parties to the Indenture, no steps have been taken pursuant to any insolvency or similar proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been recorded at the date hereof

3.14         that the Resolutions have not been amended, rescinded, revoked or declared null and void and that the members of the board of directors of the Company had a proper discussion and deliberation in respect of all the items set forth in the Resolutions;

3.15         that the Articles have not been amended since the date referred to in paragraph 2.4 above;

3.16         that the due compliance with all matters (including without limitation, the obtaining of necessary consents and approvals and the making of necessary filings and registrations) required in connection with the Indenture and the Debt Securities to render them enforceable in all relevant jurisdictions (other than Luxembourg) has been or will be effected and that such compliance remains in full force and effect and will continue to be effected where required for the validity and enforceability, under such laws as applicable (other than Luxembourg law), of the Indenture and the Debt Securities;

3.17         that the Company is not deemed over-indebted by application of Luxembourg administrative practice;

3.18         that there is no abuse of trust or abuse of corporate assets;

3.19         the due authorisation, execution and delivery of the Indenture by all the parties thereto (other than the Company) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations (other than Luxembourg law);

3.20         that the guarantee given by Novartis AG in respect of the Debt Securities is a legal, valid and binding obligation of Novartis AG, enforceable in accordance with its terms under its governing law and in the competent jurisdiction; and

3.21         that all payments and transfers made by, on behalf of, in favour of, or for the account of, the Company under the Indenture and the Debt Securities, will be made on an arm’s length basis and will be in accordance with market practice.

4.             Based on the foregoing, and subject to the qualifications set out below, and to matters not disclosed to us, but without any other independent verification, we are of the opinion that, so far as the present laws of Luxembourg, as published, construed and applied by the Luxembourg courts, are concerned:

4.1                               Status

The Company is a public limited liability company (société anonyme) which was formed and is existing under the laws of Luxembourg for an unlimited duration.

4.2                               Power and authority

The Company has the corporate power and authority to enter into and execute the Indenture and to undertake and perform the obligations expressed to be assumed by it under the Indenture, to file the Registration Statement and to issue the Debt Securities and has taken all necessary corporate action to authorise and approve the entry into and the execution of the Indenture, the filing of the Registration Statement and the issue of the Debt Securities.

4.3                               Enforceability

When the Indenture and the Debt Securities have been duly signed on behalf of the Company by any director A jointly with any director B of the board of directors of the Company, who at the time of signing are both in office, the Indenture and the Debt Securities will (i) be duly executed, (ii) constitute enforceable obligations of the Company in accordance with their expressed terms and (iii) be in proper form for their enforcement in the courts of Luxembourg.

5.                                      This legal opinion is subject to the following qualifications:

5.1           The rights and obligations of the Company may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws affecting the rights of creditors generally.

5.2           The opinion expressed in paragraph 4.1 above is based upon the following:

(i)            that a search at the Luxembourg trade and companies register and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) is not capable of revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented; and

(ii)           the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Luxembourg trade and companies register and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.

5.3           We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Indenture and the issue of the Debt Securities and we express no opinion on matters of fact. We express no opinion on the validity and the legality of the Indenture or the Debt Securities. We have not made any inquiry regarding the accuracy and completeness of, and we express no opinion on, the various statements, representations and warranties of the respective parties under the Indenture or the Debt Securities.

5.4           There could be circumstances in which Luxembourg law and Luxembourg courts would not treat as conclusive those certificates and determinations, which an agreement states are to be so treated.

5.5           Certain obligations may not be the subject of specific performance pursuant to court orders, but may result in damages only. Accordingly, Luxembourg courts may issue an award of damages where specific performance is deemed impracticable or an award of damages is determined adequate.

5.6           Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction. Notwithstanding a foreign jurisdiction clause or an arbitration clause, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action (including summary proceedings) in connection with assets located in Luxembourg and such action would most likely be governed by Luxembourg law.

5.7           Interest may not accrue on interest that is due on principal, unless such interest has been due for at least one year (article 1154 of the Luxembourg civil code). The right to compound interest is limited to cases where (i) the interest has been due for at least one year and (ii) the parties have specifically provided in an agreement (to be made after that interest has become due for at least one year) that such interest may be compounded (or in the absence of such an agreement, the creditor may file an appropriate request with the relevant court). The provisions of article 1154 of the Luxembourg civil code are generally considered to be a point of public policy under Luxembourg law. It is possible that a Luxembourg court would consider these provisions to be a matter of international public policy that would set aside the relevant foreign governing law.

5.8           A penalty clause (clause pénale), and similar clauses on damages or liquidated damages, as governed by article 1152 and articles 1226 et seq. of the Luxembourg civil code are allowed to the extent that they provide for a reasonable level of damages. The court has however the right to reduce (or increase) the amount of damages if it is unreasonably high (or low). The provisions of article 1152 and articles 1226 et seq. of the Luxembourg civil code are generally considered to be a point of public policy under

Luxembourg law. It is possible that a Luxembourg court would consider these provisions to be a matter of international public policy that would set aside the relevant foreign governing law.

5.9           We express no opinion as to the validity and enforceability of provisions whereby interest on overdue amounts or on other payment obligations shall continue to accrue or subsist after as well as before judgment. Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts, as a Luxembourg court (if competent) deems appropriate.

5.10         A contractual provision allowing the service of process against the Company to a service agent could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Company in accordance with applicable laws at its domicile. We express no opinion on the validity or enforceability of waivers granted for future rights. The designation of a service of process agent may constitute (or may be deemed to constitute) a power of attorney or mandate (mandat). A power of attorney or mandate, whether or not irrevocable, will in principle terminate by force of law, and without notice, upon the occurrence of insolvency events affecting the Company. We express no opinion as regards the effectiveness or ineffectiveness, or the consequences of such ineffectiveness, of a purported revocation by the Company of a power of attorney or agency expressed to be irrevocable.

5.11         Provisions whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, might not be entirely enforceable in a Luxembourg court. If proceedings were previously commenced between the same parties and on the same grounds as the proceedings in Luxembourg, a plea of pendency might be opposed in the Luxembourg court and proceedings either stayed pending the termination of the proceedings abroad or dismissed, as the case may be.

5.12         The Luxembourg act dated 27 July 2003 relating to trust and fiduciary contracts, as amended recognises trusts which are created in accordance with the Convention on the law applicable to trusts and on their recognition made at The Hague on 1 July 1985 (the Convention) and which are legal, valid, binding and enforceable under the law applicable to trusts. If the trust relates to, or applies in respect of, assets located in Luxembourg, the situation of the trustee will be determined by reference to the situation of the legal owner (propriétaire) of such assets without prejudice to the principle of segregation of the trust’s assets and the trustee’s personal estate. The trustee’s rights are limited only by the law applicable to the trust and the terms of the trust. The Convention does not prevent the application of provisions of the law determined by conflict of laws rules of the forum relating, among other things, to security interests. Under the Luxembourg act dated 5 August 2005 concerning financial collateral arrangements, a financial collateral arrangement (contrat de garantie financière) may be created in favour of a person acting on behalf of the beneficiaries of the financial collateral arrangement, of a fiduciary or of a trustee, provided that the beneficiaries of the financial collateral arrangement, present or future, are identified or ascertainable.

5.13         Clauses which grant to one of the parties the power to determine, in its absolute discretion, certain facts, to fix the terms and conditions of the obligations of the other party or to state unilaterally the amount of expenses or losses to be recovered from the other party and that thus grant the power to determine unilaterally the commitments of the other party, may be declared void by a Luxembourg court (if competent) on the basis of articles 1170 and 1174 of the Luxembourg civil code (condition potestative or one-sided clause). It is generally held that such clauses are voidable only if they are expressed in favour of the debtor and grant the latter the discretionary power or right to determine its obligations. The provisions of articles 1170 and 1174 of the Luxembourg civil code are generally considered to be a matter of public policy under Luxembourg law. It is possible that a Luxembourg court would consider these provisions to be a matter of international public policy that would set aside the relevant foreign governing law.

5.14         The Luxembourg courts would not apply a chosen foreign law if that choice was not made bona fide and if:

(a)                                  the foreign law were not pleaded and proved; or

(b)                                 if pleaded and proved, such foreign law would be contrary to mandatory provisions of Luxembourg law or manifestly incompatible with Luxembourg international public policy.

5.15         Claims may become barred under statutory limitation period rules and be subject to set-off or counterclaim. No opinion on close-out netting is expressed or, in general, as to whether rights of set-off or similar rights are effective in a Luxembourg insolvency situation.

5.16         Payments made, as well as other transactions concluded or performed, during the pre-bankruptcy suspect period (période suspecte) which is fixed by the Luxembourg court and dates back (not more than) six months as from the date on which the Luxembourg court formally adjudicates a company bankrupt, and, as for specific payments and transactions, during ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (curateur). In particular,

(a)                                  article 445 of the Luxembourg code of commerce sets out an additional period of ten days preceding the suspect period fixed by the court during which specified transactions (such as, the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; the sale of assets without consideration or for materially inadequate consideration, the granting of a security interest for an antecedent debt) must be set aside or declared null and void, as the case may be, if so requested by the insolvency receiver;

(b)                                 article 446 of the Luxembourg code of commerce states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

(c)                                  regardless of the suspect period, article 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

5.17         As used in this legal opinion, the term enforceable means that the obligations assumed by the Company pursuant to the Indenture or the Debt Securities are of a type which the Luxembourg courts do normally enforce. It does not mean that these obligations will be necessarily enforced in all circumstances in accordance with their respective terms. In particular:

(a)                                  as stated above, the validity, performance and enforceability may be limited by Luxembourg laws affecting creditors’ rights generally, as well as mandatory provisions of Luxembourg law or principles of Luxembourg international public policy from time to time in force; and

(b)           the enforcement of the Indenture or the Debt Securities and the rights and obligations of the parties thereto will be subject to the general principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of the Indenture or the Debt Securities and this legal opinion should not be taken to imply that a Luxembourg court will necessarily grant any remedy, in particular, orders for specific performance and injunctions will not be available.

Enforcement may further be limited by general principles of equity and good faith.

5.18         The Luxembourg act dated 10 August 1915 on commercial companies, as amended (the Companies Act 1915) reserves the right and the power to decide on certain matters (such as the winding-up or the liquidation of a company, the merger, the increase of the share capital, the distribution of dividends or the amendment of the articles of incorporation of the company) exclusively to the shareholders of the company. A Luxembourg court may consequently refuse to enforce the covenants made by the Company in relation to the above matters. A receiver may also be limited in the exercise of its rights and powers (i) pursuant to the Companies Act 1915 and (ii), in the case of insolvency of the Company, by the rights and powers of the insolvency receiver pursuant to Luxembourg insolvency laws. Furthermore, the rights and powers of a receiver may not cover or extend to actions which, pursuant to the Companies Act 1915 or the Articles, require a decision of the shareholders of the Company rather than the Company itself.

5.19         There are rights of preference (such as, for example, for tax payments, social security charges and wages) existing by operation of law and ranking prior to the ranking of security rights.

5.20         The question as to whether or not any provisions of the Indenture which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the Luxembourg courts in their discretion.

5.21         With respect to the opinions expressed in paragraph 4.3 above, the registration of the Indenture and/or the Debt Securities with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts (if competent) or, in the case that the Indenture and/or the Debt Securities must be produced before an official Luxembourg authority, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 (zero point twenty four) per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered. If registration is so required, the Luxembourg courts or the official Luxembourg authority may require that the Indenture and/or the Debt Securities, and/or any judgment obtained in the courts other than the courts of Luxembourg must be translated into French or German.

5.22         The quorum and majority provisions for meetings of holders of the Debt Securities issued by the Company as set out in the Indenture may in certain circumstances (such as consent to a proposed merger of the Company) be overridden by the provisions of the Companies Act 1915.

5.23         The holders of the Debt Securities in registered form issued by the Company may, at any time, as set out in article 43 (fourth paragraph) (as referred to by article 84 of the Companies Act 1915), request the conversion of their Debt Securities into Debt Securities in bearer form unless the Articles expressly prohibit the same.

6.            This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information contained in the Indenture, the Registration Statement and/or the Debt Securities.

7.             This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought exclusively before the courts of Luxembourg. Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you exclusively in connection with the entry by the Company into the Indenture and the filing of the Registration Statement and may not be relied upon by you for any other purpose. This legal opinion is not addressed to the holders of the Debt Securities and may not be relied upon by any such holder for any purpose. We hereby expressly consent to the filing of this legal opinion with the Registration Statement as Exhibit 5.3 thereto. In giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act.

Yours faithfully,

/s/ Henri Wagner

Henri Wagner
Avocat à la Cour
Partner